HEI Exhibit 4.3(e)
AMENDMENT 2019-1 TO THE
HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN
The following amendments to the Hawaiian Electric Industries Retirement Savings Plan (the “Plan” or “HEIRS Plan”) are made to permit real-time trading through the Plan in the common stock of Hawaiian Electric Industries, Inc. (NYSE: HE). These amendments also update the Plan’s claims procedures.
1.All references in the Plan to the “Company Stock Fund” are amended to read as references to “Company Stock”. Specific changes are made in the amendments below.

2.In Section 3.4(a) of the Plan the words “held in the Company Stock Fund” are stricken from the sentence that currently reads: “Furthermore, the reinvestment of dividends on Company Stock held in the Company Stock Fund, described in Sections 4.3(a) and (e), the allocation of a restorative payment, described in Section 1.415(c)-1(b)(2)(ii)(C) of the Treasury Regulations, and the repayment of a Plan loan are not Annual Additions.”

3.Section 4.2(c), which describes the fees and expenses that are associated with an investment in the HEIRS Plan, is amended and restated in its entirety to read as follows:

(c) Fees and Expenses. Generally, there are three kinds of expenses associated with investments in the HEIRS Plan: investment expenses associated with the investment options, administrative expenses, and individual expenses. These are generally described as follows:

(i)Investment Expenses. The investment options have investment fees and expenses associated with them. The fees and expenses associated with the mutual funds offered under the Plan may include, but are not limited to, investment management fees, marketing and distribution fees (12b-1 fees), shareholder servicing fees, recordkeeping fees, and fees for other operating expenses. The annual percentage of a mutual fund’s assets paid out in expenses is expressed as an “expense ratio”. Since the mutual funds are buying and selling securities, there are also transaction costs, including, but not limited to, brokerage commissions that are reflected in the price paid or received by the mutual funds for the various securities purchased or sold.

Investment expenses associated with an investment in “Company Stock,” as defined in Section 4.3(a), may include, but are not limited to, brokerage commissions when Company Stock is purchased or sold on the open market.
(ii)Administrative Expenses. Administrative expenses may include, but are not limited to, trustee, legal, accounting, actuarial, recordkeeping, and investment consulting fees. Each Participant may be assessed a recordkeeping fee by the Trustee with respect to his or her

Account. Administrative fees specifically associated with an investment in Company Stock may include, but are not limited to, a basic fee for administering Company Stock as an investment under the Plan and fees associated with administering the dividend pass-through program. The mutual funds may pay fees to the Trustee to cover recordkeeping and other administrative expenses. The mutual fund investments may also generate credits which may be used to offset administrative expenses of other service providers to the extent permitted under ERISA. Credits generated in excess of administrative expenses may be allocated as income to Participant accounts on a pro rata or other reasonable basis.

(iii)Individual Expenses. Individual expenses are expenses triggered by Participant or Beneficiary action. These fees may include, but are not limited to, loan set-up and quarterly or annual servicing fees, fees connected with distributions and withdrawals, and fees to qualify and administer domestic relations orders. As described in Section 4.3(b), certain trading practices may trigger individual redemption fees or penalties. Generally, individual expenses are charged to the individual accounts of the Participants and Beneficiaries who have initiated the action that triggered the expense.

All costs and expenses of the Plan and any taxes assessed against the Plan may be paid from the Plan. The fees and expenses paid from the Plan shall be allocated among Accounts as determined by the Administrative Committee, which shall have the authority, in its discretion, to cause fees and expenses that are properly allocable to particular, individual Accounts to be charged directly to such Accounts and to cause fees and expenses that are not so allocable to be allocated among all Accounts in a reasonable manner determined by the Administrative Committee. The Administrative Committee shall maintain and make available, or ensure that the Trustee maintains and makes available, a current fee schedule for routine fees and expenses that are directly chargeable to the Accounts of particular Participants and Beneficiaries; provided, however, that the Administrative Committee may cause specific expenses to be allocated directly to one or more particular Accounts if the Administrative Committee determines that such allocation is reasonable and appropriate under applicable law and administrative guidance, even if such expenses are not listed on the fee schedule.
The Participating Employers may, but are not required to, pay the general administrative expenses of the Plan. In accordance with applicable prohibited transaction exemptions under ERISA, the Participating Employers may make unsecured, interest-free loans or advances to the Plan to pay the ordinary administrative expenses of the Plan.
4.Section 4.3(a), which describes, in general, the investments offered under the HEIRS Plan, is amended and restated in its entirety to read as follows:

(a)Broad Range of Investments. The Plan offers a broad range of investment options, including, but not limited to, mutual funds managed by an affiliate of the Trustee and other companies and common stock of the Company (“Company Stock”). The PIC may change the investment options offered at any time. A prospectus describing the Plan and the investment risks associated with an investment in the Plan is available to Participants. Appendix A to such prospectus describes the investment options offered under the Plan. Prospectuses are also available for the mutual fund options.

5.Section 4.3(e), which describes, in general, the offering of Company Stock as an investment option under the HEIRS Plan, is amended and restated in its entirety to read as follows:

(e)Company Stock. Participants and Beneficiaries may make limited investments in Company Stock as described in this Section 4.3(e) and in an amendment to the Trust Agreement.

(iv)ESOP Status. The portion of the Plan that is invested in Company Stock is an “employee stock ownership plan” (“ESOP”), as defined in Section 4975(e)(7) of the Code.

(v)Dividend Pass-Through. Dividends paid on Company Stock shall be passed through to Participants and Beneficiaries in accordance with the Trust Agreement. Each Participant and Beneficiary who has an investment in Company Stock through the Plan may elect to have any dividends paid on Company Stock either (A) paid to the Participant or Beneficiary in cash, or (B) reinvested in Company Stock in the Plan. If a Participant or Beneficiary does not affirmatively elect to receive a dividend in cash, the Participant or Beneficiary shall be deemed to have elected reinvestment of such dividend in Company Stock in the Plan. Any payment of cash dividends to a Participant or Beneficiary shall be accounted for as if the Participant or Beneficiary receiving the dividends was a direct owner of the shares of Company Stock, and the payment shall not be treated as a Plan distribution for purposes of Article VI. In accordance with Section 404(k)(7) of the Code, dividends reinvested in Company Stock in the Plan shall be fully vested.

(vi)Real-Time Trading. Trading in Company Stock through the Plan shall be done in accordance with the Trust Agreement, which generally provides for real-time trading of Participant or Beneficiary initiated exchanges, with batch activity for other transactions (e.g., purchases of Company Stock for Participant contributions allocated to Company Stock and sales of Company Stock to facilitate distributions and loans).

(vii)Voting of Shares. In accordance with the terms of the Trust Agreement, each Participant and Beneficiary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote that number of shares of Company Stock credited to the Participant’s or Beneficiary’s Account. Participant and Beneficiary ownership of Company Stock and voting by Participants and Beneficiaries with respect to Company Stock shall be kept confidential. The Trust Agreement sets forth the responsibilities of the Company and the Trustee with respect to notification to Participants and Beneficiaries of annual or special meetings, the means of communicating directions, and the voting of shares for which no direction is received by the Trustee. The Trust Agreement, as it may be amended, shall be followed by the Trustee in performing its responsibilities with respect to Company Stock held by the Plan.

(viii)Tender Offers. In the event of a tender offer or other situation that involves the potential for undue influence, tabulation of Participant votes shall be controlled by the Trustee in accordance with the terms of the Trust Agreement.

(ix)Section 16 Insiders. With respect to a Participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (an “Affected Participant”), the provisions of the Plan and all transactions hereunder are intended and shall be construed and applied so as to comply with all applicable requirements and conditions for exemption under Rule 16b-3 or any successor rule. In this regard, an Affected Participant’s investment election directing the investment, disposition, or reinvestment of the Participant’s Account in Company Stock shall be structured to meet the requirements for a “discretionary transaction” under Title 17, Section 240.16b-3(f) of the Code of Federal Regulations. Specifically, the Affected Participant shall be allowed to make such investment election with respect to the acquisition or disposition of Company Stock only if such election is made on or after the date that is six months following the date of the most recent investment election for an “opposite way” transaction under any employee benefit plan sponsored by a Participating Employer or Associated Company. For this purpose, an “opposite way” transaction means a previous acquisition if the current transaction is a disposition, and vice versa. However, an acquisition or disposition of Company Stock resulting from an election to receive, or defer the receipt of, Company Stock or cash in connection with the death, Disability, retirement, or termination of service of the Participant falls outside the meaning of a “discretionary transaction” under Rule 16b-3(f), and shall not be subject to, or considered in applying, the above six-month election restriction.

(x)Change in Shares. If the outstanding shares of Company Stock are decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Company Stock or other securities through merger, consolidation, sale of all or substantially all the assets of the Company, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Company Stock or other securities, an appropriate and proportionate adjustment may be made to the maximum number and kind of shares or other securities that are subject to an effective registration statement filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended. Any adjustment under this paragraph shall be subject to the requirements of applicable federal and state securities laws and regulations.

(xi)Purchase and Sale of Shares. All purchases of Company Stock by the Trustee shall be made at a price that does not exceed the fair market value of such Company Stock as of the date of purchase. All sales of Company Stock shall be at a price that is not less than the fair market value of such Company Stock as of the date of sale. In accordance with the Trust Agreement, purchases and sales of Company Stock may be made directly with the Company or on the open market. Any purchase or sale of Company Stock shall be made in conformance with Section 408(e) of ERISA, to the extent applicable.

(xii)Diversification. Subject to Section 4.3(e)(vi) and applicable trading restrictions imposed by the PIC, the Trustee, or an investment option, Participants and Beneficiaries are free to diversify the investment of their Accounts at all times.

(xiii)Limitations on Investments in Company Stock. There are two limitations on the amount a Participant or Beneficiary may invest in Company Stock. First, a Participant may not direct more than 20% of any contribution to Company Stock. Second, Participants and Beneficiaries are prohibited from making transfers or exchanges from other investment options into Company Stock if the transfer or exchange would cause the Participant’s or Beneficiary’s investment in Company Stock in the Plan to exceed 20% of the Participant’s or Beneficiary’s total Account balance. At any time, the PIC may further restrict investments in Company Stock or eliminate Company Stock as an investment option under the Plan.

(xiv)Satisfaction of Code Section 401(a)(35) Requirements. Since the Plan holds publicly traded employer securities, it is an “applicable defined contribution plan,” as defined in Section 401(a)(35)(E) of the Code, and it is subject to the diversification requirements set forth in Section 401(a)(35) of the Code. Every Participant (including every Beneficiary and alternate payee who has an Account in the Plan with respect to which the Beneficiary or alternate payee is entitled to exercise the rights of a Participant) has the right to divest any investment in Company Stock attributable to elective deferrals (as described in Section 402(g)(3)(A) of the Code), employee contributions (if any), rollover contributions, and employer non-elective contributions. There is no vesting service requirement with respect to this right to diversification for any type of contribution. Amounts divested from Company Stock may be invested in any other investment option offered under the Plan, which shall consist of at least three investment options, other than employer securities, each of which is diversified and has materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities shall be provided at least quarterly. Except as provided in Sections 1.401(a)(35)-1(e)(2) and (3) of the Treasury Regulations, restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

6.Section 6.4 of the Plan, which describes the forms of benefit available for distributions from the Plan, is amended and restated in its entirety to read as follows:

Section 6.4    Forms of Benefit Following Severance from Employment
The forms of benefit available to Participants following severance from employment are:
(a)    A single sum (also known as a lump sum) payable as soon as administratively practicable following completion of all applicable distribution forms;
(b)    An installment option with respect to HEISOP Subaccounts only, as described in Section 6.5;
(c)    Periodic payments of required minimum distributions only, as described in Section 6.6; and
(d)    A partial withdrawal of the Participant’s vested Account balance (reduced by any outstanding loan balance) as elected by the Participant. A Participant may elect a partial withdrawal no more than once in any Plan Year.
All distributions shall be in cash, except that a Participant’s investment in Company Stock shall be distributed to the Participant in whole shares of Company Stock. However, a Participant may elect to receive cash in lieu of Company Stock (and shall be deemed to have made such an election with respect to any automatic distribution of $5,000 or less, in accordance with Section 6.2, unless the Participant affirmatively elects to receive the distribution in the form of Company Stock before the automatic distribution is made). No fractional shares of Company Stock shall be issued; the value of any fractional share of stock shall be paid in cash.

Materials explaining the available forms of benefit and the benefit election procedures will be provided to Participants upon termination of employment, and a Participant may make a benefit election on the Trustee’s website or by contacting the Trustee by telephone. The materials shall describe the Participant’s right to defer distribution until the Participant’s Normal Retirement Date and the consequences of failing to defer the distribution. Distribution materials shall be provided to the Participant no less than thirty (30) days and no more than one hundred eighty (180) days before the distribution commences; provided, however, that the distribution may commence less than thirty (30) days after the distribution materials are provided to the Participant if the materials clearly inform the Participant that the Participant has the right to a period of at least thirty (30) days after receiving the materials to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) and, after receiving the materials, the Participant affirmatively elects a distribution.
7.The first sentence in Section 8.1 of the Plan, which provides the rules for initial benefit claims, is revised to read as follows:

If a Participant or Beneficiary or any other person (each, a “claimant”) believes he or she is entitled to a benefit from the Plan or wishes to clarify his or her rights under the Plan, such claimant may file a written claim for benefits with the Administrative Committee.
Amendments 1 through 6 of this Amendment 2019-1 are effective June 26, 2019, or as soon thereafter as the Trustee’s systems permit real-time trading in Company Stock. Amendment 7 is effective as of the date this Amendment 2019-1 is approved by the board of directors of Hawaiian Electric Industries, Inc.
TO RECORD the adoption of this Amendment 2019-1, Hawaiian Electric Industries, Inc. has executed this document May 6, 2019.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
By_/s/ Kurt K. Murao____________________
Its Vice President - Legal & Administration
and Corporate Secretary